Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-67307, 333-42239, 333-23733, 333-22935, 333-00539, 333-58121, and 333-18403) and in the Registration Statements on Form S-8 (Nos. 333-59442, 333-69449, 333-84417, 333-52773, 333-50919, 333-64198, 333-37435, 33-22050 and 333-59442) and in the Registration Statement on Form S-4 (No. 333-76012) of Dana Corporation of our report dated February 11, 2002 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 11, 2002 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Toledo, Ohio
February 22, 2002